UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 10, 2003

Commission File Number: 1-9852

CHASE CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	11-1797126
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

26 Summer Street, Bridgewater, Massachusetts 02324
(Address of Principal Executive Offices, Including Zip Code

(508) 279-1789
(Registrant’s Telephone Number, Including Area Code)

Item 5 – Other Events and Regulation FD Disclosure

On December 10, 2003, Chase Corporation (“Chase” or the “Company”) sold its Sunburst Electronics Manufacturing Solutions, Inc. subsidiary (“Sunburst”).  Sunburst is located in West Bridgewater, MA and was sold to the Edward L. Chase Revocable Trust (the “Trust”) in exchange for shares of Chase common stock that were held by the Trust.  The closing date of the transaction was December 10, 2003 with an effective date for accounting purposes of December 1, 2003.  The total purchase price of $3,000,000 ($2,800,000 plus an additional $200,000 related to the increase in net assets of Sunburst subsequent to August 31, 2003) consisted of 230,000 shares of Chase common stock based on its average closing price over the 20 trading days ending December 5, 2003 (the “Average Closing Price”).  Concurrent with this transaction, Chase also purchased 250,000 shares of common stock held by the Trust at the Average Closing Price, having an aggregate purchase price of approximately $3,255,000.  These shares, totaling 480,000, were put into the Treasury by the Company.  The Trust is the Company’s largest single shareholder and holds approximately 995,000 shares of the Company’s common stock subsequent to this transaction.  Andrew Chase, President of Sunburst, is the son of Edward L. Chase (deceased), the brother of Peter R. Chase (President and CEO of the Company) and a Trustee of the Trust.

Additionally, the Voting Agreement dated December 26, 2002 between Chase and the Trust has been amended and extended through 2013 in exchange for consideration of $200,000 paid by Chase to the Trust.  Pursuant to the Voting Agreement, the Trustees have agreed to vote for the nominees for director of the Company, as approved from time to time by the Company’s Nominating Committee, through the annual meeting in January 2013.  The Voting Agreement requires that Andrew Chase be elected a director of the Company, unless the Trust designates a different person as its representative.

Chase and Sunburst have also entered into an agreement whereby Chase will lease to Sunburst, for a term of thirty six months at a base rent of approximately $11,900 per month, the building and land currently being occupied by Sunburst.  At the end of the lease term, Sunburst maintains an option to purchase the building and land at its fair market value.  Chase and Sunburst have also agreed, for a term of two years, to a mutual confidentiality, non disclosure and non solicitation agreement concerning Chase and Sunburst customers, suppliers and employees.

As further security for Sunburst’s obligations under a Revolving Demand Line of Credit Agreement in the principal amount of $2,000,000 between Sunburst and Citizens Bank of Massachusetts (“Lender”), Chase has executed and delivered to Lender a certain Cash Collateral Agreement and Limited Guaranty dated December 2, 2003.  The Limited Guaranty is limited to the repayment of no more than $500,000 towards the outstanding Guarantied Obligations.  Furthermore, the Guaranty shall expire and be deemed automatically released by Lender and of no further force and effect two years after the date of the Guaranty (the “Expiration Date”), provided that prior to the Expiration Date Sunburst has not failed to repay the Loan after demand has been made for repayment by Lender.

The terms and conditions of the transactions between Chase and the Trust, including, without limitation, the purchase price for Sunburst, were determined through arm’s-length negotiations among Chase and the Trust.  The transaction was reviewed and approved by an independent committee of the Chase Board of Directors following receipt of a valuation and fairness opinion completed by an independent third party valuation firm.

The sale of Sunburst will result in an accounting charge of approximately $600,000, which will be recorded in the first quarter of fiscal 2004, and represents the write down of the book value of the Sunburst business to its current market value, as required by generally accepted accounting principles.

The following table summarizes certain financial information about Sunburst and Chase for fiscal years 2003, 2002 and 2001:

	Chase Corporation Consolidated	Sunburst Electronic Manufacturing	Chase Corporation Excluding Sunburst

August 31, 2003
Revenues	$74,565,650	$8,868,118	$65,697,532
Income (loss) before income taxes and minority interests	7,975,828	514,595	7,461,233
Identifiable assets	57,733,875	4,438,112	53,295,763

August 31, 2002
Revenues	69,347,505	9,432,376	59,915,129
Income (loss) before income taxes and minority interests	6,338,378	(30,564)	6,368,942
Identifiable assets	53,304,829	4,133,489	49,171,340

August 31, 2001
Revenues	70,483,764	9,144,858	61,338,906
Income (loss) before income taxes and minority interests	8,203,355	60,319	8,143,036
Identifiable assets	46,788,503	4,961,802	41,826,701

Item 7 - Financial Statements and Exhibits

(c) Exhibit Listing

Exhibit No.	Description
10.1	Stock Purchase Agreement by and among The Edward L. Chase Revocable Trust and Chase Corporation Dated as of December 10, 2003
10.2	Voting Agreement Amendment
10.3	Lease
10.4	Limited Guaranty
10.5	Cash Collateral Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Chase Corporation

Dated: December 23, 2003	By:	/s/ Peter. R. Chase
Peter R. Chase
President and Chief Executive Officer